Exhibit 99.1
Regency Energy Partners Reorganizes Management to Enhance Operations
DALLAS, November 14, 2008 — Regency Energy Partners LP (Nasdaq: RGNC) announced senior organizational changes today that are in alignment with the company’s revised, strategic growth plan.
Richard D. Moncrief has resigned to pursue other opportunities and no longer serves as executive vice president and chief operating officer. As a result, the Gathering & Processing and Transportation segments will be divided into two groups, one focusing on commercial activities and the other on field operations. The new heads of each group — both members of Regency’s existing management team — will report directly to Byron Kelley, chairman, president and chief executive officer of Regency.
Patrick Giroir, senior vice president of strategy, will move into a new role as chief commercial officer for the Gathering & Processing and Transportation segments. Prior to joining Regency in May 2008, Giroir was vice president of development, origination and system planning for CenterPoint Energy’s Pipeline Group. He has also held management positions with El Paso Corp. and Tenneco Inc.
In addition to his current responsibilities as president and chief executive officer of CDM Resource Management, Randall H. Dean will serve as interim senior operating officer for field operations for Regency’s Gathering & Processing and Transportation segments. A search for a senior operations officer has been initiated. Dean joined Regency in January 2008 when CDM Resource Management was acquired. Prior to co-founding CDM in 1997, Dean served in numerous executive roles with Contract Compression Inc. and Production Operators Inc.
In the revised management structure, Regency’s vice president of human resources and a newly created position of vice president of environmental health and safety will also report to Kelley.
Additionally, the position of senior vice president of corporate development has been realigned. Charles M. Davis Jr., who served in this capacity, has announced his intention to resign at the end of this month. Davis’ position and the strategic-planning responsibilities previously handled by Giroir will be consolidated into a single position. Christofer D. Rozzell will assume those responsibilities as senior vice president of development and strategic planning and will report directly to Stephen L. Arata, Regency’s executive vice president and chief financial officer.
Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, contract compression, processing, marketing and transporting of natural gas and natural gas liquids. Regency’s general partner is majority-owned by an affiliate of GE Energy Financial Services, a unit of GE (NYSE: GE). For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.
CONTACT:
Investor Relations:
Shannon Ming
Vice President, Investor Relations & Communications
Regency Energy Partners
214-840-5467
shannon.ming@regencygas.com
Media Relations:
Emily Bruce
HCK2 Partners
972-716-0500 x 21
emily.bruce@hck2.com